Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. APPOINTS VALERIE MITCHELL AS NEW DIRECTOR

HOUSTON-- GLOBE NEWSWIRE—August 22, 2019--NCS Multistage Holdings, Inc. (“NCS” or the “Company”) (NASDAQ:NCSM) announced today that the Board of Directors (the “Board”) has appointed Valerie Mitchell as a new director. Ms. Mitchell, 47, is the Chief Executive Officer and member of the Board of Directors of Corterra Energy, LLC, which she helped found in 2016 as an exploration and production company focused on the acquisition and development of oil and gas resources in the Mid-Continent region. Prior to that, she served in various positions with Newfield Exploration Company from 2004 through 2016, including as the Vice President, Mid-Continent from February 2015 through August 2016, Vice President, Corporate Development from May 2014 through January 2015 and General Manager, Mid-Continent Region from December 2011 through April 2014.

Ms. Mitchell will serve as a Class I director with a term to expire at the 2021 Annual Meeting of Stockholders. Ms. Mitchell will serve on the Audit Committee of the Board.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, and the North Sea. NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Contact:

Ryan Hummer

Chief Financial Officer

+1 281-453-2222

IR@ncsmultistage.com